Execution Copy
AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT made as of the 1st day of October, 2004.

BETWEEN :

THOMAS EQUIPMENT 2004 INC.

hereinafter called the “Purchaser”

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THOMAS EQUIPMENT LTD.

hereinafter called the “Vendor”

WHEREAS:

1. The Vendor carries on the business of manufacturing and distributing skid steer and mini skid steer loaders, attachments, mobile screening plants, mini excavators and harvesters (the “Business”); and

2. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the Purchased Assets (as defined), on and subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements set out, the parties respectively covenant and agree as follows.

1.  Definitions

Where used in this Agreement or in any amendment, the following terms shall have the following meanings respectively:

1.1  “Accounts Receivable” means all accounts receivable, trade notes, notes receivable, book debts, unbilled receivables and other debts due or accruing due to the Vendor in connection with the Business as at the Effective Time;

1.2  “Agreement” means this Agreement of Purchase and Sale, including all schedules, and all instruments supplemental to or in amendment or confirmation of this Agreement;

1.3  “Business” has the meaning given to it in the first recital to this Agreement;

1.4  “Business Day” means a day other than a Saturday, Sunday, on which the principal chartered banks located in the City of Mississauga are open for business during normal banking hours;

1.5  “Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

1.6  “Closing Date” means the 15th day of October, 2004, or such other date on or before October 29, 2004 as the Parties may agree as the date on which the Closing shall take place;

1.7   “Closing Time” means 2:00 p.m. in Toronto, on the Closing Date or any other time on such date as the Parties may agree as the time at which the Closing shall take place;

1.8  “Commissioner” means the Commissioner of Competition under the Competition Act or any person duly authorized to exercise the powers of the Commissioner of Competition.

1.9  “Competition Act Approval” means either:

(a)

the issuance of an advance ruling certificate by the Commissioner under section 102(1) of the Competition Act to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or

(b)

the applicable waiting period under section 123 of the Competition Act shall have expired or the Commissioner shall, in accordance with section 113(c) of the Competition Act, have waived the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act because substantially similar information was previously supplied in relation to a request for an advance ruling certificate pursuant to section 102(1) of the Competition Act, and the Purchaser shall have received a “no-action” letter from the Commissioner, which letter confirms that the Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated herein and which does not contain any conditions, restrictions or requirements (other than the normal caveat that such proceedings may be initiated at any time up to three years after the transactions have been substantially completed) that are not satisfactory to the Purchaser acting reasonably; or

(c)

where, in lieu of the requirements in (a) and (b), above, the waiting period under section 123 of the Competition Act shall have expired or the Commissioner shall, in accordance with section 113(c) of the Competition Act, have waived the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act because substantially similar information was previously supplied in relation to a request for an advance ruling certificate pursuant to section 102(1) of the Competition Act, and neither the Vendor nor the Purchaser shall have been advised in writing by the Commissioner that the Commissioner has determined to make an application for an order under section 92 or 100 of the Competition Act in respect of the transactions contemplated herein.

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1.9A “Effective Time” means 11:59 p.m. (Centreville, New Brunswick time) on October 1, 2004;

1.10  “Excluded Assets” means the following property and assets of the Vendor pertaining to the Business:

1.10.1  all cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor;

1.10.2  except for the shares owned by the Vendor in Thomas Europe, all shares, notes, bonds, debentures or other securities of or issued by corporations or other Persons and all certificates or other evidences of ownership owned or held by or for the account of the Vendor;

1.10.3  Accounts Receivable;

1.10.4  all books, records and files relating to any Excluded Assets, all corporate, financial and taxation books, records and files and all other records of the Vendor not constituting a Purchased Asset under section 1.16.9;

1.10.5  all non-transferable extra-provincial, sales, excise or other licenses, permits, authorizations or registrations issued to or held by the Vendor, whether in respect of the Business or otherwise,

1.10.6  all prepaid expenses of the Vendor;

1.10.7  all tax credits, losses, refunds and rebates and any other refunds or entitlements relating to the operation of the Business prior to Closing;

1.10.8  all insurance policies owned by or on behalf of the Vendor, the Vendor employee benefit plans, and the Marketing and Consulting Services Agreement between the Vendor and Thomas Europe;

1.10.9  all judgements, executions, settlements, seizures and recoveries in connection with the litigation set forth in Schedule “7.6”;

1.10.10  all assets of Thomas Europe other than those assets of Thomas Europe set forth in Schedule “1.16.6-B”; and

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1.10.11  all lands and premises owned by the Vendor and all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate thereon or forming part thereof including, without limitation, the lands and premises more particularly described in Schedule “1.10.11”;

1.11  “Financial Statements” means collectively, the Management Control Reports (MCR) provided to the Purchaser during the due diligence dated June 30, 2003, February  29,  2004 and August 31, 2004 as set forth in Schedule “1.11”;

1.12   “Parties” means the Vendor and the Purchaser, collectively, and “Party” means any one of them;

1.13  “Permitted Encumbrances” means any pledge, lien, charge, security interest, mortgage, encumbrance or adverse claim against the Purchased Assets set forth in Schedule “1.13”;

1.14  “Person” means any individual, sole proprietorship, corporation, partnership, trustee or trust or unincorporated association; and pronouns have a similarly extended meaning;

1.15  “Purchase Price” means the purchase price to be paid by the Purchaser to the Vendor for the Purchased Assets as provided in section 3.2 and as adjusted, if necessary, pursuant to sections 3.4 and 3.5;

1.16  “Purchased Assets” means all of the assets, property and undertaking (other than the Excluded Assets and assets or property not used primarily in connection with the Business) primarily owned and used by the Vendor or held by it for use in, or in respect of the operation of, the Business including, without limitation, the following properties and assets:

1.16.1  all machines, machinery, equipment (including, without limitation, manufacturing and quality control equipment and office equipment including computer equipment), furniture, furnishings, vehicles, automotive equipment, parts, tools, jigs, moulds, patterns and tooling and other tangible property used or held by the Vendor primarily in respect of the Business whether located in or on the premises of the Vendor or elsewhere including, without limitation, those listed in Schedule “1.16.1” excluding the computer server used by the Vendor which is owned by McCain Foods Limited and is not being sold;

1.16.2  all right, title and interest of the Vendor in, to and under all contracts and agreements and other rights of or pertaining to the Business, together with the full benefit of all outstanding orders for the purchase or sale of inventory or other personal property relating to the Business and all right, title and interest of the Vendor in, to and under the material contracts and material lease agreements described in Schedules “1.16.2-A” and “1.16.2-B” attached, excluding the agreements described in section 1.10.8 of the definition of Excluded Assets;

1.16.3  all inventories of raw materials, packaging materials, work-in-progress, and finished goods of or pertaining to the Business;

1.16.4  all right, title, benefit and interest of the Vendor in respect of all registered or unregistered trade marks, logos and trade names of or pertaining to the Business or owned by the Vendor including, without limitation, those listed in Schedule “1.16.4” and all renewals, modifications and extensions thereof;

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1.16.5  all patterns, plans, designs, research data, copyrights, trade secrets and other proprietary know-how, processes, drawings, technology, unpatented blueprints, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures and any and all data used in the Business, and all licenses, agreements and other contracts and commitments relating to any of the foregoing to which the Vendor is a party;

1.16.6  the shares of Thomas Europe set forth in Schedule “1.16.6-A”, (it being agreed that on Closing, Thomas Europe will own the assets described in Schedule “1.16.6-B” and will have no liabilities other than obligations under the contracts described in Schedule “1.16.6-B”);

1.16.7  the goodwill of the Business including, without limitation, the exclusive right to the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and all right, title and interest of the Vendor in, to and in respect of the name “Thomas Equipment” and variations thereof;

1.16.8  the full benefit of all warranties and warranty rights (implied, express or otherwise) against manufacturers or sellers which apply to any of the Purchased Assets;

1.16.9  all production, inventory, sales and customer books, records, files and lists (containing addresses, phone numbers and business contacts of such customers and all correspondence), research materials, contract documents, licenses and permits relating to the Business, stored on any type of media, except that where the Vendor is required by law to retain a particular book, record or file, it shall retain such book, record or file and deliver to the Purchaser a copy thereof;

1.16.10  all other rights, properties and assets (other than any Excluded Assets) of the Vendor used primarily in connection with the Business, of whatever nature or kind and wherever situated;

1.17  “Purchaser’s Counsel” means Mtre. Jacques Vincent of Lamarre Perron Lambert Vincent, g.p.;

1.18  “Thomas Europe” means Thomas Equipment Europe N.V., a Belgium subsidiary of the Vendor; and

1.19  “Vendor’s Counsel” means Mtre. Scott D. Conover of Fasken Martineau DuMoulin LLP.

2.  SCHEDULES

The following are the schedules attached to and incorporated in this Agreement by reference:

2.1  Schedule “1.10.11”Real Property

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2.2  Schedule “1.11” Financial Statements

2.3  Schedule “1.13”Permitted Encumbrances

2.4  Schedule “1.16.1” Equipment and Machinery

2.5  Schedule “1.16.2-A” Material Contracts

2.6  Schedule “1.16.2-B” Material Leases

2.7  Schedule “1.16.4” Trade Marks, etc.

2.8  Schedule “1.16.6-A”Description of shares of Thomas Europe

2.9  Schedule “1.16.6-B”Description of the assets owned by Thomas Europe on Closing

2.10  Schedule “3.6”Form of Tax Certificates

2.11  Schedule “5.1.2”Form of Promissory Note

2.12  Schedule “7.4” Material Contracts requiring consents

2.13  Schedule “7.6” Litigation

2.14  Schedule “7.8”Material Changes since March 1, 2004

2.15  Schedule “7.12” List of Vendor’s Policies of Insurance

2.16  Schedule “7.13.1”Long Term Supply Contracts

2.17  Schedule “7.14” Disclosure - Material Contracts

2.18  Schedule “7.19” List of Employees

2.19  Schedule “7.20” Employees benefits, collective agreement, etc.

2.20  Schedule “7.26”July, August and September Customer Programs and Additional Major Customer discounts

2.21  Schedule “7.27”Accounting Disclosure

2.22  Schedule “9.1.1”Certificate of the President of the Vendor

2.23  Schedule “9.3.7”Description of guarantees and undertakings of McCain

2.24  Schedule “9.1.13-A”Form of Subscription Agreement

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2.25  Schedule “9.1.13-B”Form of Shareholders’ Agreement

2.26  Schedule “9.1.14”Form of Lease

2.27  Schedule “9.3.10”Form of Agreement

2.28  Schedule “9.3.11-A”Form of Guarantee and Share Pledge

2.29  Schedule “9.3.11-B”Form of Undertaking and Indemnity

2.30  Schedule “10.3-A”Excluded Employees

2.31  Schedule “10.3-B”Designated Employees

2.32  Schedule “10.4”Form of Transitional Services Agreement

3.  AGREEMENT TO PURCHASE AND PURCHASE PRICE

3.1  Agreement to purchase. Subject to the terms and conditions of this Agreement, and subject to any adjustments provided for, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, the Purchased Assets on the Closing Date. The Purchaser acknowledges that the schedules to this Agreement have not been attached at the date hereof because such schedules are still being prepared by the Vendor. Consequently, the schedules that have been delivered to the Purchaser are in draft form only and are not complete or accurate and may contain inaccuracies. The Vendor undertakes to deliver to the Purchaser a complete set of the disclosure schedules within seven (7) days of execution and delivery of this Agreement by the Parties. Notwithstanding any provisions of this Agreement to the contrary, the representations and warranties of the Vendor shall not be made and the Purchaser shall not be entitled to rely on or have any recourse against the Vendor in respect of such representations and warranties until the disclosure schedules have been delivered to the Purchaser.

3.2  Purchase Price. Subject to sections 3.4 and 3.5 hereinafter, the Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $32,374,000.

3.3  Allocation of Purchase Price. The Vendor and the Purchaser covenant and agree that the Purchase Price for the Purchased Assets shall be, subject only to adjustments provided for, allocated among the Purchased Assets in the manner as follows:

3.3.1  as to the machinery and equipment, the sum of $8,173,998;

3.3.2  as to the inventories of raw materials, work-in-progress and finished goods, an amount equal to the aggregate value determined by a physical stock taking supervised jointly by a representative of the Vendor and a representative of the Purchaser, which was conducted on May 29 and 30, 2004, and will be (i) subject to confirmation by spot inventory audit by the Purchaser on October 4, 2004 and (ii) adjusted by mutual agreement of the Parties on Closing for production, purchase of, inventory and finished goods and sales of the Vendor in June up to and including the Effective Time. Such inventory shall be valued by product category at the lower of cost and market value. The product categories shall be those categories listed on page 6 of the Confidential Information Memorandum dated December, 2003 provided by the Vendor to the Purchaser.

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(a)

The term “cost” as used in this section 3.3.2. shall be determined in accordance with the Vendor’s historical methodology for establishing cost of inventory which for avoidance of doubt shall include the cost to the Vendor of the raw materials forming part of or appropriated thereto, the cost of direct labour applied thereto, transportation, customs, insurance and overhead costs;

3.3.3  as to goodwill, the sum of $1.00;

3.3.4  as to all the remaining assets and property forming part of the Purchased Assets, the sum $1.00.

The Vendor and the Purchaser agree to file all of their respective tax returns in a manner consistent with the allocation of the Purchase Price under this section 3.3.

3.4  Adjustment of Purchase Price.

3.4.1  The Purchase Price payable pursuant to section 3.2 shall be adjusted downward dollar for dollar, in the event and to the extent that, at the Effective Time the aggregate value of the inventories of raw materials, work-in-progress and finished goods comprised within the Purchased Assets (collectively the “Purchased Inventories”), determined by the physical stock taking and mutual agreement of the Parties as described in section 3.3.2 shall be lower than $24,200,000.

3.4.2  In the event the aggregate value of the Purchased Inventories at the Effective Time (as determined in the manner as mentioned, shall be equal to or exceed $24,200,000, the excess inventory shall be sold to the Purchaser on the Closing Date and the Purchaser shall pay the Vendor an amount equal to the value of such excess inventory, in 3 equal consecutive monthly instalments commencing October 31, 2004.

3.5  General Adjustments. The Parties shall make, without duplication, the usual adjustments relating to the Business as of the Effective Time. Such adjustments shall be mutually agreed to and the appropriate payment shall be made on or before October 29, 2004. Such adjustments shall include:

3.5.1  All amounts paid or payable to or by the Vendor under the leases set forth in Schedule 1.16.2-B including, without limitation, rental (including percentage rental, prepaid rent and security deposits), taxes (including contributions by lessees to real estate taxes), common area maintenance charges, utilities charges, business taxes, merchants' association and advertising fees and occupancy costs;

3.5.2  All amounts paid or payable by, or in the case of amounts such as rebates or royalties, payable to, the Vendor under the contracts set forth in Schedule 1.16.2-A, including any deposits; and

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3.5.3  Deferred freight in the amount of approximately $150,000 incurred by the Vendor prior to Closing will be paid by the Purchaser to the Vendor when billed by the Purchaser to the customer and collected by the Purchaser.

The Parties acknowledge that certain adjustments under each lease such as common area charges, shall be made when the lessor under that lease provides to the Purchaser a final adjustment amount in respect of such lease for the lease years for which no such adjustment has been given to the Vendor at the Effective Time. The Purchaser agrees to bill the deferred freight promptly and use commercially reasonable efforts to collect same.

3.6  Taxes, duties and other charges. The Purchaser shall be liable for and shall pay all federal and provincial sales taxes and all other taxes, duties, registration fees or other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Assets by the Vendor to the Purchaser, and upon the reasonable request of the Vendor, the Purchaser shall furnish proof of such payment. On or before Closing the Purchaser shall deliver to the Vendor the resale certificates in respect of the Purchased Inventories located in Maine and Illinois, in the form attached as Schedule “3.6”.

3.7  Tax Election. The Purchaser and the Vendor agree to jointly elect in prescribed form pursuant to Section 167 of the Excise Tax Act (Canada) such that no GST or harmonized sales tax is payable by the Purchaser in respect of the purchase of the Purchased Assets. The Purchaser shall file such election within the time prescribed by the Excise Tax Act (Canada). The Purchaser shall be liable for and shall pay any taxes payable pursuant to any provincial legislation imposing similar value added or multi-stage tax in connection with the purchase and sale of the Purchased Assets under this Agreement.

3.8  Non-Assignable Contracts.

3.8.1  This Agreement shall not constitute an assignment or an attempted assignment of any Contract, to the extent that such assignment requires the consent of a third party that has not been obtained or the assignment thereof is otherwise contrary to applicable law (each a “Non-Assignable Contract”). All material Non-Assignable Contracts are listed in Schedule “7.4”. The Vendor agrees to assign any Contracts to the Purchaser when such assignment is permitted and as the Purchaser may from time to time direct. The Vendor shall use commercially reasonable efforts to obtain all consents required for the assignment to the Purchaser of the Contracts. The Vendor shall not, however, be obliged to make any payments to such third parties in addition to those required to be made thereunder in order to obtain such consents, unless the Purchaser reimburses the Vendor for such payments at the time such payments are made and the Vendor shall not be required to commence any legal proceeding to obtain such consent.

3.8.2  To the extent permitted by applicable law, if any of the Non-Assignable Contracts are not assignable by the terms thereof or where consents to the assignment thereof cannot be obtained on or before the Closing Date, such Non-Assignable Contracts shall be held by the Vendor in trust for the Purchaser and the covenants and obligations thereunder shall be performed by the Purchaser in the name of the Vendor and all benefits and obligations existing thereunder shall be for the account of the Purchaser. If a Non-Assignable Contract is not validly assigned to the Purchaser within six months after the Closing Date, such Non-Assignable Contract shall be an Excluded Asset and all obligations of the Vendor to the Purchaser with respect to such Non-Assignable Contract shall terminate.

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4.  LIABILITIES

4.1  Excluded Liabilities. It is understood and agreed between the Parties that the Purchaser is not assuming and shall not be liable or responsible for any of the liabilities, debts or obligations of the Vendor or the Business incurred or existing on or before the Effective Time, whether or not relating to the Business.

4.2  Assumed Liabilities. On and subject to Closing, the Purchaser shall assume and thereafter pay, discharge, perform and fulfil (i) all debts, liabilities and obligations of the Vendor relating to or arising in respect of the Business or the Purchased Assets to the extent such debts, liabilities and obligations arise after the Effective Time, including without limitation under the Contracts and (ii) the liability of Pneutech Korea (Samsung Industry Co. Ltd.) described in Section  10.6.

5.  PAYMENT OF PURCHASE PRICE AND TRANSFER AND DELIVERY OF PURCHASED ASSETS

5.1  Payment of Purchase Price. The Purchase Price for the Purchased Assets shall be paid and satisfied by the Purchaser as follows:

5.1.1  by delivery of a certified cheque payable to the Vendor or wire transfer in immediately available funds to a bank account designated by the Vendor in the amount of $250,000 as a deposit to be held by the Vendor in trust in an interest bearing account and dealt with as follows:

(a)

if the purchase and sale of the Purchased Assets is completed at the Closing Time in accordance with this Agreement, the deposit shall be released from trust, paid to the Vendor and applied towards the satisfaction of the Purchase Price and all interest earned thereon shall be released from trust and paid to the Purchaser on Closing;

(b)

if the purchase and sale of the Purchased Assets is not completed on or before the Closing Time for any reason other than the condition set forth in Section 9.1.15 not being satisfied or the default by the Vendor of any of its obligations hereunder to be performed prior to Closing or the agreements to be attached hereto as a schedule have not been agreed to by the Parties on or before 11:59 pm Eastern standard time on October 11, 2004, then the deposit plus all interest earned thereon shall be released forthwith from trust, forfeited and paid to the Vendor; and

(c)

if the purchase and sale of the Purchased Assets is not completed on or before the Closing Time due to the condition set forth in Section 9.1.15 not being satisfied or the default by the Vendor of any of its obligations hereunder to be performed prior to Closing or the agreements to be attached hereto as a schedule have not been agreed to by the Parties on or before 11:59 pm Eastern standard time on October 11, 2004, then the deposit plus all interest earned thereon shall be released forthwith from trust and paid to the Purchaser.

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5.1.1A by delivery of a certified cheque in the amount of $19,424,000, payable to the Vendor at the Closing Time, subject to adjustment as provided in section 3.4;

5.1.2  by delivery of a promissory note in the amount of $ 2,700,000 payable to the Vendor in two equal, annual and consecutive payments of $ 1,350,000, the first payment to be made on the first anniversary of the Closing Date; the promissory note will bear interest at 4 % per annum until full payment to the Vendor; the accrued interest will be paid to the Vendor with each payment of principal; the Purchaser will not be allowed to setoff the amount owed to the Vendor against any claim that the Purchaser may have against the Vendor under or in connection with this Agreement and the promissory note shall be substantially in the form attached hereto as Schedule “5.1.2”; and

5.1.3  by delivery of a cheque in the amount of $10,000,000 from McCain Foods Limited in favour of the Purchaser pursuant to the Subscription Agreement and endorsed by the Purchaser in favour of the Vendor for immediate payment.

5.2  Transfer and delivery of Purchased Assets. The Vendor shall execute and deliver to the Purchaser all bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser all the Vendor’s right, title and interest in, to and under, or in respect of, the Purchased Assets, and shall deliver up to the Purchaser possession of the Purchased Assets, free and clear of any liens, charges or encumbrances or rights of third persons (other than the Permitted Encumbrances and any liens, charges or encumbrances imposed or created by the actions of the Purchaser). The Vendor shall co-operate with the Purchaser, at such time or thereafter, in effecting the registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to the Purchaser of the Purchased Assets.

5.3  Other actions. The Vendor and the Purchaser shall take other actions contemplated to be taken by them at the Closing Time as specified in paragraph 9.

6.  CLOSING

6.1  The Closing shall take place at the Closing Time on the Closing Date at the offices of Fasken Martineau DuMoulin LLP, 66 Wellington Street West, Suite 4200, Toronto Dominion Bank Tower, Toronto, Ontario, Canada M5K 1N6.

7.  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents, warrants and agrees to and with the Purchaser that:

7.1  The Vendor is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

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7.2  The Vendor has all necessary corporate power, authority and capacity to own the Purchased Assets and to carry on the Business as presently conducted.

7.3  The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated have been, or will be prior to the Closing Time, duly authorized by all necessary corporate action on the part of the Vendor.

7.4  Except for those material contracts constituting part of the Purchased Assets which require consent to their assignment or transfer, which are listed in Schedule “7.4”, the Vendor is not a party to, bound or affected by or subject to any material indenture, mortgage, lease, agreement or instrument or any charter or by-law provision, order, judgment or decree which would be violated, contravened or breached in any material respect by, or which would result in the creation or imposition of any material security interest, lien or other encumbrance on any of the Purchased Assets as a consequence of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

7.5  The Vendor is the absolute beneficial owner of the Purchased Assets with good and valid title, free and clear of any mortgages, liens, charges, pledges, security interests or encumbrances or any rights of others to acquire any ownership interest in any of such Purchased Assets and is exclusively entitled to possess and dispose of the same (save and except in each case for Permitted Encumbrances and Non-Assignable Contracts). To the extent that any Permitted Encumbrances contain material covenants or obligations by which the Vendor is bound, the Vendor is not in material default under such covenants or obligations and has no knowledge of any material default on the part of any other party to such Permitted Encumbrances.

7.6  Except as set forth in Schedule “7.6”, there is no suit, action, litigation, investigation, claim, complaint, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the Vendor’s knowledge, threatened in writing against, or involving the Vendor or the Business or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the properties, business, future prospects or financial condition of the Business or the Purchased Assets, or the ability of the Vendor to enter into this Agreement or to consummate the transactions contemplated in this Agreement, and the Vendor is not aware of any existing ground on which any action, suit or proceeding may be commenced against the Vendor with any reasonable likelihood of success that is likely to have a material adverse effect on the Purchased Assets. Except as set forth in Schedule “7.6”, no significant product liability claims have been asserted or made in writing, and continue to be outstanding, against the Vendor alleging any defect in the design, manufacture or materials of any of the products of the Business.

7.7  This Agreement constitutes a valid and binding obligation of the Vendor, enforceable against it in accordance with the terms of this Agreement subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

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7.8  Other than changes in currencies and the price or availability of supplies, the industry in which the Vendor operates and the economies in which the Vendor carries on the Business, since September 1, 2004, (a) there has not been any material change in the affairs, prospects, condition or operations of the business, assets or financial condition of the Business or the Vendor in relation to the Business other than changes in the ordinary and normal course of business, none of which has been materially adverse; and (b) nor any damage, destruction, loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets or properties of the Business or the Vendor in relation to the Business, except as disclosed in Schedule “7.8”.

7.9  Except as set forth in Schedule “7.8”, the Business has been carried on in the ordinary and normal course since September 1, 2004, and will be carried on in the ordinary and normal course after the date of this Agreement and up to the Closing Time.

7.10  Except as set forth in Schedule “7.8”, since September 1, 2004, the Vendor has not, directly or indirectly:

7.10.1  transferred, assigned, sold or otherwise disposed of any of the assets constituting the Purchased Assets except in the ordinary and usual course of business;

7.10.2  incurred or assumed any obligation or liability (fixed or contingent) except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

7.10.3  discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities incurred in the ordinary and usual course of business;

7.10.4  suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or its Business as the case may be;

7.10.5  except for any Permitted Encumbrances, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Purchased Assets; or

7.10.6  authorized or agreed or otherwise become committed to do any of the foregoing.

7.11  Intentionally deleted.

7.12  Schedule “7.12” sets forth a list of all policies of insurance which the Vendor maintains for the Business including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

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7.13  The Vendor will not assign any outstanding currency exchange contract to the Purchaser. The Vendor does not have outstanding any material written agreement, contract or commitment of any nature or kind whatsoever constituting part of the Purchased Assets, except:

7.13.1  forward commitments by the Vendor for supplies or materials in excess of $100,000 entered into in the ordinary course of business for use in the Business, which commitments have not more than 12 months to run except as set forth in Schedule “7.13.1”;

7.13.2  service contracts on office equipment;

7.13.3  the equipment and real property leases described in Schedule “1.16.2-B” attached;

7.13.4  the insurance policies described in Schedule “7.12” attached;

7.13.5  the material contracts described in Schedule “1.16.2-A” attached, and

7.13.6  agreements, contracts or commitments, written or oral, entered into with the Purchaser pursuant to the transactions contemplated.

7.14  Except as set forth in Schedule “7.14”, the material Contracts are in full force and effect, unamended, and no material default or breach exists in respect thereof on the part of the Vendor or to the best of the Vendor’s knowledge, on the part of any other party. Access to current and complete copies of such material Contracts has been provided to the Purchaser and will continue to be provided under section 10.1.

7.15  Intentionally deleted.

7.16  The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

7.17  The intellectual properties described in section 1.16.4 and 1.16.5, including without limitation the registered or unregistered trade marks, logos and trade names listed in Schedule “1.16.5” and used in whole or in part in or required for the proper carrying on of the Business, are owned by the Vendor with the sole and exclusive right to use the same. The Vendor has not received any claim in writing of adverse ownership, invalidity or other opposition to or conflict with any of its intellectual properties.

7.18  The Vendor holds no patents or patent and technology licenses in connection with the Business other than licenses to off-the-shelf third party software.

7.19  Attached as Schedule “7.19” is a complete list of all the employees of the Vendor in the operation of the Business as of the date hereof, together with their titles, starting dates of employment, current wages, salaries or hourly rate of pay, bonus entitlements and vacation pay entitlements. Since September 1, 2004, there will be no material increase in the compensation package (financial or otherwise) of any of such employees without the prior consent of the Purchaser.

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7.20  Except as disclosed in Schedule “7.20”, there are no written contracts of employment entered into with any employees employed by the Vendor in the operation of the Business, or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

7.21  Except as disclosed in Schedule “7.6”, the Business has been and is being operated in compliance in all material respects with all applicable laws relating to employees, including employment standards, occupational health and safety and human rights. All current assessments under the Workers’ Compensation Act (New Brunswick), in relation to the Business have been paid or accrued by the Vendor, and the Business is not subject to any special or penalty assessment under such legislation which has not been paid.

7.22  Except as described in Schedule “7.20”, the Vendor has no union or collective bargaining, pension, deferred profit sharing or similar agreement with its employees or any representative. To the best of the knowledge, information and belief (after due inquiry) of the Vendor’s senior officers, no application or request for a collective labour agreement has been filed or presented in writing by any Person to the proper authorities which relates in any way to the Business. No agreements as described in this clause shall be entered into by the Vendor between the date of this Agreement and the Closing Date without the prior written consent of the Purchaser.

7.23  The Vendor is conducting the Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on.

7.24  The Vendor has withheld from any amount paid or credited by it to any of its employees the amount of all taxes and other deductions required by applicable law to be withheld from any amount, and has duly and in a timely manner remitted the same to the appropriate governmental authority.

7.25  Save and except as contemplated in section 10.8, no government or regulatory authorization, approval, order, consent or filing is required on the part of the Vendor in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement.

7.26  Schedule “7.26” sets forth the Vendor’s customer discount, allowance and rebate program for July, August and September, 2004 and lists the major customers of the Business that are entitled to or customarily receive discounts, allowances, volume rebates, buybacks or similar reductions in price or other trade terms in addition to those provided under the customer discount, allowance and rebate program.

7.27  Except as set forth in Schedule “7.27”, (a) the Financial Statements and the books and records of the Vendor included in the Purchased Assets fairly and accurately reflect in all material respects all the Purchased Assets as they existed on February 29, 2004 and August  31,  2004, respectively, and the results of the operations of the Business for the eight-month period ended on February 29, 2004 and for the two-month period ended on August 31, 2004, respectively, and (b) the Financial Statements and such books and records have in all material respects been prepared in accordance with generally accepted accounting principles and practices in Canada applied on a basis consistent with the preceding fiscal years.

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7.28  Vendor makes no further representations or warranties. Except for the representations and warranties made by the Vendor in this Agreement, none of the Vendor or any of its directors, officers, employees, agents or representatives make any representation, warranty or condition to the Purchaser of any kind, character or nature, whether express or implied, statutory or otherwise, with respect to the Purchased Assets or the Business including, without limitation, any representation, warranty or condition regarding merchantability or fitness for a particular purpose.

8.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

8.1  The Purchaser represents, warrants and agrees to and with the Vendor that:

8.1.1  The Purchaser is a corporation duly incorporated and validly existing under the laws of Canada.

8.1.2  The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.

8.1.3  This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

8.1.4  The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, order, judgment, decree, licence, permit or law which would be violated, contravened or breached by the execution and delivery by it of this Agreement or the performance by it of any of the terms.

8.1.5  The Purchaser has no knowledge that any representation or warranty made by the Vendor in this Agreement is false or inaccurate in any material respect.

8.1.6  The Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada) and no approval or consent is required under such Act in connection with the execution, delivery and performance of this Agreement by the Purchaser.

8.1.7  The Purchaser is registered for purposes of Part IX of the Excise Tax Act (Canada). The Purchaser’s GST/HST Registration Number is 848171948RT001.

8.1.8  Except as contemplated in section 10.8, no consent, approval, authorization, registration, declaration or filing with any governmental body, agency or authority is required by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, or the observance and performance by the Purchaser of its obligations under this Agreement.

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8.2  Commission. Each Party represents and warrants to each other Party that the other Party will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

8.3  Non-waiver. No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendor in this Agreement. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

8.4  Nature and survival of representations and warranties. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration therefor. All representations and warranties made by either Party shall survive for a period of four (4) years from the Effective Time. If no claim shall have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made by that Party in this Agreement prior to the expiry of such four (4) year period, that Party shall have no further liability with respect to the representation or warranty. Notwithstanding the limitations set out in this section, any claim which is based on title to the Purchased Assets, intentional misrepresentation or fraud may be brought at any time.

8.5  Waiver of Bulk Sales Legislation. The Purchaser hereby waives compliance by the Vendor with the provisions of any applicable bulk sales legislation with respect to the within transaction.

9.  CONDITIONS PRECEDENT TO THE PERFORMANCE OF THE PURCHASER AND THE VENDOR

9.1  Purchaser’s conditions. The obligation of the Purchaser to complete the purchase of the Purchased Assets shall be subject to the fulfilment or satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions precedent:

9.1.1  All of the representations and warranties of the Vendor made in this Agreement shall be true and correct in all material respects at the Closing Time and with the same effect as if made at and as of the Closing Time (except the representations and warranties which may be affected by the occurrence of events or transactions expressly contemplated and permitted) and the Vendor shall have delivered to the Purchaser at the Closing Time a certificate from the President or chief executive officer of the Vendor, confirming, to the best of his knowledge, information and belief, after due inquiry, the truth and correctness in all material respects of those representations and warranties, in the form set forth in Schedule “9.1.1”.

9.1.2  The Vendor shall have performed, or complied with, in all respects, each of its obligations, covenants and agreements, and all instruments of conveyance and other documentation relating to the sale and purchase of the Purchased Assets including, without limitation, assignments of contracts and agreements, deeds, bills of sale and trade mark assignments, documentation relating to the authorization and completion of the sale and purchase of the Purchased Assets and the taking of all actions and proceedings on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all documentation or other evidence as the Purchaser may reasonably request in order to establish the consummation of the transactions contemplated and the taking by the Vendor of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel.

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9.1.3  The Purchaser shall have received an opinion dated the Closing Date, in form and substance satisfactory to the Purchaser, acting reasonably, from the Vendor’s counsel, confirming the matters represented and warranted in sections 7.1 to 7.3 and section 7.7, provided that in so far as the opinion expressed with respect to those matters is based on matters of fact, the opinion may be based on certificates of the Vendor or public officials and other evidence as counsel may reasonably deem appropriate.

9.1.4   Intentionally deleted.

9.1.5   Except as otherwise contemplated or permitted by this Agreement, the Vendor shall have conducted the Business in the ordinary and normal course, with suppliers and others having business relations with the Vendor from the date hereof up to the Closing Time.

9.1.6  The Vendor shall have continued to maintain in full force and effect, up to the Closing Time, all policies of insurance now in effect or renewals in respect of the Business.

9.1.7  The Vendor shall have complied in all material respects with all applicable laws affecting the operation of the Business from the date hereof up to the Closing Time.

9.1.8  The Vendor shall not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in sections 7.10.1 to 7.10.6 inclusive, up to the Closing Time.

9.1.9  The Purchaser shall have received from the Vendor an executed non-competition, non-solicitation and confidentiality agreement, which agreement shall provide that the Vendor and its subsidiaries shall not, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Purchaser or its affiliates), whether as principal, agent, shareholder or in any other capacity whatsoever:

9.1.9.1 For a period of seven (7) years following the Closing Date:

(i)

except under the Lease and for avoidance of doubt, excluding McCain Foods Limited as a preferred shareholder of the Purchaser, carry on, or be engaged in, concerned with or interested in, directly or indirectly, any business which is similar to or competitive with the Business as carried on at the date of this Agreement within the respective territories in which the Business is presently carried on;

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(ii)	attempt to solicit any suppliers or customers of or to the Business away from the Purchaser, or

(iii)

knowingly take any act as a result of which the relations between the Purchaser and the suppliers or customers of or to the Business may be impaired or which may otherwise be detrimental to the Business; provided that no act or omission by the Vendor in connection with the Accounts Receivable or liabilities of the Vendor shall constitute a breach of this clause (iii); and provided further that the Vendor may sell any product, accessory or part sold by the Vendor prior to Closing that is returned by a dealer or customer after Closing by private sale or auction including without limitation to any dealer or customer of the Business, subject to a right of first refusal to purchase such product in favour of the Purchaser to be exercised within 20 days of receipt of notice from the Vendor of its intention to sell. Such sale by the Vendor shall not constitute a breach of this section 9.1.9.1.

9.1.9.2 At any time after the Closing Date:

(i)

divulge to any person, firm or corporation the name, address or requirement of any customer of the Business as at the Closing Date, except in connection with the collection of the Accounts Receivable; or

(ii)	divulge to any person, firm or corporation any process, method or device of the Business or other information in respect of the Business, other than such information that is in the public domain.

9.1.9.3 For a period of three (3) years following the Closing Date:

(i)

solicit or attempt to solicit or to the extent permitted by applicable law, hire any employee of or to the Business away from the Purchaser; provided that the hiring of any such employee by the Vendor or any of its subsidiaries within such period shall not constitute a breach of this clause (A) if such hiring is as a result of a advertisement or other general solicitation or (B) if such employee applies for a job with the Vendor or any of its subsidiaries on an unsolicited basis and (C) the individual has ceased to be employed by the Purchaser for at least six (6) months or (D) refusal to hire would violate any applicable law.

9.1.10  No substantial damage by fire or other hazard to the Purchased Assets shall have occurred from the date of this Agreement to the Closing Time which shall not have been fully insured.

9.1.11  The Vendor shall have delivered actual possession of the Purchased Assets to the Purchaser.

9.1.12  The Parties shall have entered into the transitional services agreement contemplated in section 10.4.

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9.1.13  McCain Foods Limited shall have subscribed for 1,000 preference shares in the capital of the Purchaser for a subscription price of $10,000,000 in the form attached as Schedule “9.1.13-A” (the “Subscription Agreement”) and shall have entered into a shareholders agreement in the form attached as Schedule “9.1.13-B” (the “Shareholders’ Agreement”).

9.1.14  The Parties and Maxim Mortgage Corporation, a Delaware corporation (“Maxim”) shall have entered into a triple net lease in respect of the four real properties described in Schedule “1.10.11” for a term of two (2) years and containing an obligation of Maxim or a wholly owned subsidiary of Maxim and the Purchaser to purchase the properties for an aggregate purchase price of $6,026,000, substantially in the form attached as Schedule “9.1.14” (the “Lease”).

9.1.15  The Purchaser shall have received from the New Brunswick government a guarantee or financial support of the Purchaser’s obligations to Laurus Master Fund in the sum of $8,000,000, and for four (4) months, an additional $2,000,000.

The foregoing conditions are inserted for the exclusive benefit of the Purchaser. In the event that any of the conditions shall not be fulfilled or complied with by the Vendor at or prior to the Closing Time, the Purchaser may rescind this Agreement by notice to the Vendor and in that event the Purchaser shall be released from all obligations, and unless the Purchaser can show that the condition or conditions for the non-performance of which the Purchaser has so rescinded this Agreement are or were reasonably capable of being performed or caused to be performed by the Vendor, then the Vendor shall be released from all obligations; provided that any condition may be waived in whole or in part by the Purchaser without prejudice to its right of rescission in the event of non-fulfilment of any other condition or conditions, any waiver to be binding on the Purchaser only if it is in writing.

9.2  Immediately following the completion of the purchase and sale of the Purchased Assets, the Vendor shall discontinue all further use of the name “Thomas Equipment” except that the Vendor shall be entitled to continue to use that name in connection with the collection of any Accounts Receivable and for so long as shall be reasonably necessary in order to pay the accounts payable of the Vendor existing at Closing or in connection with any litigation that remains outstanding at Closing.

9.3  Vendor’s conditions. The obligation of the Vendor to complete the sale of the Purchased Assets shall be subject to the fulfilment or satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions precedent:

9.3.1  All of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects at the Closing Time and with the same effect as if made at and as of the Closing Time (except the representations and warranties which may be affected by the occurrence of events or transactions expressly contemplated and permitted).

9.3.2  The Purchaser shall have performed, or complied with, in all respects, each of its obligations, covenants and agreements, and all documentation relating to the due authorization and completion by the Purchaser of the purchase of the Purchased Assets and the taking of all actions and proceedings on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor and its counsel, acting reasonably, and the Vendor shall have received copies of all documentation and other evidence as the Vendor may reasonably request in order to establish the consummation of the transactions contemplated and the taking by the Purchaser of all corporate proceedings in connection with such transactions, in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendor and its counsel.

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9.3.3  Intentionally deleted.

9.3.4  The Purchaser shall have made arrangements reasonably satisfactory to the Vendor to pay, directly to the appropriate taxing authority, within the time-period specified therefor, all provincial sales taxes and other similar taxes payable by it in respect of the Purchased Assets sold to it under this Agreement.

9.3.5  The Purchaser shall have made an offer of employment to the “Designated Employees” in accordance with section 10.3.

9.3.6  Intentionally deleted.

9.3.7  All guarantees and other similar undertakings given by McCain Foods Limited or any affiliate in connection with the Business shall have been terminated and released. A full description of said guarantees and undertakings is set forth in Schedule “9.3.7”.

9.3.8  The Parties shall have entered into the transitional services agreement contemplated in section 10.4 and the Lease.

9.3.9  All of the Excluded Assets of Thomas Europe shall be transferred to the Vendor or an affiliate of the Vendor, all of the directors and officers of Thomas Europe shall have resigned and the bank account of Thomas Europe shall be closed or transferred to the Vendor or an affiliate of the Vendor.

9.3.10  McCain Foods Limited shall have entered into the Subscription Agreement and the Shareholders’ Agreement and shall have received the legal opinion contemplated by the Subscription Agreement and in respect of Maxim’s obligations under the Lease and the Shareholders’ Agreement in form and substance satisfactory to the Vendor acting reasonably. The Purchaser shall have duly and validly issued 1,000 preference shares to McCain Foods Limited pursuant to the Subscription Agreement. Crivello Group, LLC, Laurus Master Fund and 4237901 Canada Inc. shall have agreed in writing in favour of McCain Foods Limited, inter alia, to allow McCain Foods Limited to have a representative attend and participate in all meetings of the board of directors of Maxim as a non-voting observer (and to receive all minutes, resolutions and other materials provided to the directors of Maxim), in the form of agreement attached hereto as Schedule “9.3.10”.

9.3.11  3156176 Canada Inc. and Igor Kent shall jointly and severally have granted in favour of McCain Foods Limited a guarantee of the obligations of the Purchaser under its articles of incorporation to redeem 1,000 preference shares of the Purchaser held by McCain Foods Limited and the purchase of such shares by Maxim under the Shareholders’ Agreement with recourse limited to the common shares of Pneutech Inc. held by 3156176 Canada Inc. and Igor  Kent (representing approximately 64% of the voting equity of Pneutech Inc.), such common shares to be pledged jointly and severally by 3156176 Canada Inc. and Igor Kent as collateral security for the guarantee, in the form of guarantee and share pledge attached as Schedule “9.3.11-A”). 3156176 Canada Inc., Clifford M. Rhee and Igor Kent shall have entered into an undertaking and indemnity agreement in favour of McCain Foods Limited, in the form attached as Schedule “9.3.11-B”.

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The foregoing conditions are inserted for the exclusive benefit of the Vendor. In the event that any of the conditions shall not be fulfilled or complied with by the Purchaser at or prior to the Closing Time, the Vendor may rescind this Agreement by notice to the Purchaser and in that event the Vendor shall be released from all obligations, and unless the Vendor can show that the condition or conditions for the non-performance of which the Vendor has so rescinded this Agreement are or were reasonably capable of being performed or caused to be performed by the Purchaser, then the Purchaser shall be released from all obligations; provided that any condition may be waived in whole or in part by the Vendor without prejudice to its right of rescission in the event of non-fulfilment of any other condition or conditions, any waiver to be binding on the Vendor only if it is in writing.

9.4  Mutual Condition Precedent. The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the condition that Competition Act Approval be obtained on or prior to Closing, which condition is for the mutual benefit of the Vendor and the Purchaser, and is a condition precedent which may only be waived by the mutual consent of the Vendor and the Purchaser. If such condition is not satisfied or so waived prior to Closing, either Party may terminate this Agreement and neither Party shall have any further liability to the other hereunder.

10.  OTHER COVENANTS OF THE PARTIES

10.1  Access for investigation. The Vendor shall allow the Purchaser and its employees, agents, counsel and accountants or other representatives, between the date of this Agreement and the Closing Time, without interference with the ordinary conduct of the Business of the Vendor, upon at least 24 hours notice, to have reasonable access during normal business hours to the premises of the Business and to all the books, accounts, records and other data of the Vendor constituting part of the Purchased Assets and to the properties and assets of the Vendor constituting part of the Purchased Assets and to furnish to the Purchaser the financial and operating data and other information with respect to the business, properties and assets of the Vendor as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in section 7.1 to 7.28 inclusive. Until the Closing Time, and in the event of the termination of this Agreement without consummation of the transactions contemplated, the Purchaser shall keep confidential any information obtained from the Vendor in accordance with the Confidentiality Agreement between the Vendor and Pneutech dated March 9, 2004 as if the Purchaser was a party thereto. If this Agreement is terminated without consummation of the transactions contemplated, promptly after termination, all documents, work papers and other written material obtained in connection with this Agreement and not made public (including all copies), shall be returned to the Vendor.

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10.2  Actions to satisfy Closing conditions. Each of the Parties agrees to diligently take all actions as are within its power to control, and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with the conditions set forth in paragraph 9 which are for the benefit of the other Party.

10.3  Offer of Employment. Prior to the Closing Time, but conditional upon Closing, the Purchaser shall offer employment to all of the employees of the Vendor other than those set forth in Schedule “10.3-A” (the employees on Schedule “10.3-A” being referred to herein as the “Excluded Employees” and the other employees of the Vendor set forth in Schedule “10.3-B” being referred to herein as the “Designated Employees”) on terms and conditions as to compensation, benefits, title and duties not materially different than those upon which the Designated Employees are employed by the Vendor at the Closing Time. Until the Effective Time, the Vendor shall be responsible for all wages, bonuses, earned vacations, sick leave, workers compensation contributions, termination, termination pay, severance pay or pay in lieu of notice, and other remuneration and benefits (collectively, “Compensation”) for all of the employees of the Vendor. After the Effective Time, the Vendor shall remain responsible for all Compensation of all of the Excluded Employees and, subject to Closing, the Purchaser shall be responsible for all Compensation of all of the Designated Employees.

10.4  Transitional Services Agreement on Closing. The Parties shall enter into a transitional services agreement on mutually satisfactory terms which shall provide for the assistance and co-operation of the Purchaser in the collection of Accounts Receivable and administration of accounts payable of the Vendor, reversal of consignment inventory, handling of warranty claims for products manufactured or sold by the Vendor prior to Closing and such other transitional matters as the Parties may agree. Such transitional services agreement shall be substantially in the form attached as Schedule “10.4”.

10.5  Vendor Post Closing Payment. The Vendor will pay to Rousseau Controls Inc. on or before October 30, 2004 an amount equal to all outstanding invoices.

10.6  Post Closing Payment. Subject to Closing, the Purchaser shall assume the obligations of Pneutech Korea (Samsung Industry Co. Ltd.) to pay to the Vendor an amount equal to the amount of all outstanding invoices owed by Pneutech Korea (Samsung Industry Co. Ltd.) to the Vendor. The Purchaser agrees to make such payments to the Vendor in three equal monthly instalments commencing on October 30, 2004 and on or before the 30th day of November and December, 2004; provided that the letter agreement dated April 7, 2004 among the Vendor, Pneutech Inc., Rousseau Controls Inc. and Pneutech Korea (Samsung Industry Co. Ltd.) shall apply in the event the Vendor has not been paid in full by December 30, 2004.

10.7  Assignment of this Agreement. This Agreement may be assigned by either Party as a whole to a subsidiary wholly owned by the assignor (or in the case of the Vendor, to an affiliate of McCain Foods Limited) and any assignee of this Agreement shall have all the rights and remedies of the assignor, but neither party may assign any part interest in this Agreement. Upon completion of the assignment, each of the assignor and the assignee shall be jointly and severally liable for the performance of all their obligations under this Agreement.

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10.8  Competition Act Approval. The Vendor and Purchaser agree to take all reasonable actions and to use commercially reasonable efforts to obtain the Competition Act Approval. The application fee in respect of the Competition Act Approval shall be borne equally by the Parties.

10.9  Approval of Communications. If the Purchaser wishes to make formal communications to the Designated Employees, governmental authorities or agencies, or others prior to the Closing relating to the Purchaser’s plans, intentions or obligations with respect to the Designated Employees, the communications must first be reviewed with and approved by the Vendor, such approval not to be unreasonably withheld.

10.10  Books and Records. The Purchaser will preserve and keep all books, records and files included in the Purchased Assets (“Records”), whether in electronic form or otherwise, for a period of seven years after the Closing Date, or for any longer period as may be required by applicable law, at Purchaser’s expense. If the Purchaser wishes to destroy or dispose of any of the Records after the applicable retention period, it will first give ninety (90) days’ prior notice to the Vendor and the Vendor may, at its option and expense upon notice to the Purchaser, take possession of some or all of the Records.

11.  INDEMNIFICATION

11.1  Indemnification by Vendor. Subject to the limits set forth in section 11.9, the Vendor shall indemnify, defend and save harmless the Purchaser from and against any and all loss suffered or incurred by it as a result of:

11.1.1  subject to section 8.4, any misrepresentation or breach of any warranty made or given by the Vendor in this Agreement;

11.1.2  any failure by the Vendor to observe or perform any covenant or obligation contained in this Agreement to be observed or performed by it;

11.1.3  failure to comply with applicable bulk sales legislation in connection with the within transaction;

11.1.4  any liability or obligation arising out of the ownership or operation of the Purchased Assets and Business prior to the Effective Time including without limitation in respect of the litigation described in Schedule “7.6” and any product liability or warranty claim for any product manufactured or sold by the Vendor prior to the Effective Time except to the extent that such loss arises from an act or omission by the Purchaser after the Effective Time; and

11.1.5  any liability arising out of the operations of Thomas Europe prior to the Effective Time.

11.2  Indemnification by Purchaser. Subject to the limits set forth in section 11.9, the Purchaser shall indemnify, defend and save harmless the Vendor from and against any and all loss suffered or incurred by it as a result of:

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11.2.1  subject to section 8.4, any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement;

11.2.2  any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement to be observed or performed by it;

11.2.3  any liability or obligation arising out of the ownership or operation of the Purchased Assets and Business after the Effective Time including without limitation all product liability and warranty claims for any product manufactured or sold by the Purchaser after the Effective Time.

11.3  Notice of and the Defence of Third Party Claims. If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt written notice thereof, but in any event no later than 30 days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifier shall have the right to participate in or, by giving notice to that effect to the Indemnified Party not later than 30 days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other third party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifier’s own expense and by such Indemnifier’s own counsel, and the Indemnified Party shall co-operate in good faith in such defence. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifier.

11.4  Assistance for Third Party Claims. The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defense of any Third Party Claim,

(a)	those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Party defending such Third Party Claim. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the Indemnifier but such expenses shall not exceed the actual direct out-of pocket cost to the Indemnified Party associated with such employees.

11.5  Settlement of Third Party Claims. If an Indemnifier elects to assume the defence of any Third Party Claim as provided in section 11.3, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, the Indemnifier shall not thereafter enter into any compromise or settlement of any Third Party Claim.

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11.6  Direct Claims. Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such second 30 day period, the Indemnifier shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

11.7  Failure to Give Timely Notice. A failure to give timely notice as provided in this Article 11 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

11.8  Reductions and Subrogation. If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by

(a)	any net tax benefit to the Indemnified Party; or

(b)	any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the rate of 10% per annum, shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the Indemnity Payment relates. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party.

11.9  Limitation.

(a)	Except for any Claim by either Party for indemnification under section 11.1 or 11.2, as applicable, for breach of the other Party’s obligations under section 10.3, no Claims for indemnification may be made by either Party against the other under section 11.1 or 11.2 in respect of any Loss unless such Loss exceeds $150,000 in the aggregate.

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(b)	The Vendor shall have no liability for any Claim under section 11.1.4 or 11.1.5 after the third anniversary of the Closing Date other than for a Claim that is properly brought by the Purchaser in accordance with this paragraph 11 prior to the third anniversary of the Closing Date.

(c)	The maximum aggregate liability of either Party to the other hereunder shall not exceed $10,000,000.

11.10  Exclusive Remedy. The rights of indemnity set forth in this paragraph 11 are the sole and exclusive remedy of each Party in respect of any misrepresentation, breach of warranty or breach of covenant by the other Party hereunder.

11.11  Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifier of any representation, warranty or covenant of the Indemnifier hereunder. If any Loss can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment. An Indemnifier shall have no liability to an Indemnified Party hereunder in respect of any matter of thing done or omitted to be done by or at the direction or with the consent of the Indemnified Party or in respect of more than one representation, warranty or covenant that relates to the same matter or thing.

11.12  Definitions. As used in this paragraph 11:

“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under sections 11.1 or 11.2;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to sections 11.1 or 11.2;

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a Party resulting from any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto, but

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(i)    excluding loss of profits and consequential damages and excluding any contingent liability until it becomes actual;

(ii)    reduced by any net tax benefit to the Indemnified Party; and

(iii)    reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person; and

“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a Party or an affiliate of such a Party.

12.  NOTICE

12.1  Any notice, waiver or other document (a “Notice”) required or permitted to be given to a Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by facsimile, telex or other form of recorded communication tested prior to transmission, to such Party:

12.2  if to the Vendor, at:

Attention:    Mr. Harold Durost/Mr. Terrance Bird
c/o McCain Foods Limited
BCE Place, 181 Bay Street, Suite 3600
Toronto, Ontario M5J 2T3
Fax:       416-955-1756

With copy to the Vendor’s Counsel, at:

Fasken Martineau DuMoulin LLP
66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower
Box 20, Toronto-Dominion Centre
Toronto, Ontario, Canada M5K 1N6

Attention:    Scott Conover
Fax:       416 364 7813

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12.3  if to the Purchaser, at:

Attention:    Mr. Clifford M. Rhee
c/o Thomas Equipment 2004 Inc.
345 Superior Blvd.
Unit #1
Mississauga (Ontario) L5T 2L6

Fax:       (905) 565-6417

With copy to the Purchaser’s Counsel, at:

Mtre. Jacques Vincent
Lamarre Perron Lambert Vincent
101 Roland-Therrien blvd.
Suite 480
Longueuil (Quebec) J4H 4B9

Fax:  (450) 674-0503

or at such other address as the Party to whom the writing is to be given shall have last notified the Party giving the same in the manner provided in this paragraph. Any Notice shall be deemed to have been given and received on the date on which it was delivered at that address and if mailed shall be deemed to have been given and received on the fourth Business Day next following the date on which it was mailed; provided, however, that, if at the time of mailing the Notice, normal postal service shall have been interrupted through strikes or other similar irregularities, then the Notice, waiver or other document shall be deemed to have been given and received on the fourth day following the resumption of normal mail service. Any notice transmitted by facsimile, telex or other form of recorded communication shall be deemed given and received on the date of transmission if received during the normal business hours of the recipient and on the first Business Day after its transmission if it is received after the end of normal business hours on the date of its transmission.

13.  GENERAL

13.1  Tender. Any tender of documents or money may be made on the Vendor or the Purchaser or any party acting for them or their solicitors and money may be tendered by negotiable cheque certified by a Canadian chartered bank or trust company.

13.2  Costs and expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated shall be paid by the Party incurring that expense.

13.3  Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick, and the laws of Canada applicable therein and shall be treated, in all respects, as an New Brunswick contract. Each party irrevocably attorns and submits to the jurisdiction of the courts of the Province of New Brunswick in connection with all disputes under or relating to this Agreement or the transactions contemplated hereby.

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13.4  Entire Agreement. This Agreement and the schedules, together with all agreements and other documents to be delivered pursuant to this Agreement, the letter agreement referred to in section 10.6 and the confidentiality agreement between the Vendor and Pneutech Inc. dated March 9, 2004 (to which the Purchaser has hereby agreed to be bound by the obligations of Pneutech Inc. therein as if a party thereto), constitute the entire agreement between the Parties pertaining to the subject-matter of this Agreement and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written, of the Parties, and contain all of the representations and warranties of the respective Parties. This Agreement may not be amended or modified in any respect, except by written instrument executed by the Parties.

13.5  Time of the essence. Time shall be of the essence in the performance of the Parties’ respective obligations.

13.6  Assignment. Subject to Section 10.7, neither this Agreement nor any rights or obligations under it shall be assignable by either Party without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding on the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

13.7  Further assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Closing.

13.8  Rights. Except as specifically set forth or referred to in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer on or to give any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.9  Public Announcements. Before the Closing Date, neither Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of applicable law. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Party prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to both Parties.

13.10  Business in Centreville, New Brunswick Post Closing. The Purchaser hereby confirms its intention to carry on the Business in Centreville, New Brunswick in the ordinary course after Closing.

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13.11  Headings and descriptions. The headings and marginal descriptions of all Articles, sections and other paragraphs are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.12  Gender and number. Words importing the singular, include the plural and vice versa; words, importing gender include all genders.

13.13  Condition Subsequent in favour of Vendor. On or before or immediately after the Closing, 4237901 Canada Inc., Crivello Group, LLC, Laurus Master Fund and the other holders of common shares of the Purchaser shall sell all of the issued and outstanding common shares of the Purchaser to Maxim, in consideration of the issuance of common shares by Maxim such that 4237901 Canada Inc., Crivello Group, LLC, Laurus Master Fund and the other vendors will own 95% of the issued and outstanding shares of Maxim.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written.

THOMAS EQUIPMENT LTD.

By:	/s/ HAROLD DUROST

Harold Durost

THOMAS EQUIPMENT 2004 INC.

By:	/s/ CLIFFORD M. RHEE

Clifford M. Rhee President and CEO